                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              CORE INDUSTRIES INC
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                              CORE INDUSTRIES INC
- - - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- - - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - - --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- - - --------------------------------------------------------------------------------
     (3) Filing party:

- - - --------------------------------------------------------------------------------
     (4) Date filed:

- - - --------------------------------------------------------------------------------

- - - ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                              CORE INDUSTRIES INC

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 10, 1995

     The Annual Meeting of Stockholders of Core Industries Inc (the "Company") will be held at the Northfield Hilton, 5500 Crooks Road (near 1-75), Troy, Michigan, on Tuesday, January 10, 1995, at 10:30 A.M. for the following purposes:

     1. To elect two directors.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record at the close of business on November 14, 1994 will be entitled to vote at the meeting.

     The Annual Report of the Company with financial statements for the fiscal year ended August 31, 1994 is enclosed.

                                                By Order of the Board of
                                                Directors

                                                LAWRENCE J. MURPHY
                                                Executive Vice President and
                                                Secretary

Dated: November 23, 1994
       Bloomfield Hills, Michigan

     IN ORDER TO INSURE THE PRESENCE OF A QUORUM, STOCKHOLDERS WHO DO NOT INTEND TO BE PRESENT IN PERSON ARE REQUESTED TO EXECUTE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                              CORE INDUSTRIES INC

            500 N. WOODWARD AVENUE, BLOOMFIELD HILLS, MICHIGAN 48304
                                 (810) 642-3400

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD JANUARY 10, 1995

     The enclosed proxy is solicited by the Board of Directors of Core Industries Inc (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, January 10, 1995. Any proxy received by management may be revoked by notice in writing to Lawrence J. Murphy, Executive Vice President and Secretary of the Company, at the Company's executive offices at 500 N. Woodward Avenue, Bloomfield Hills, Michigan 48304, at any time before it is voted. If any proxy is not so revoked, it will be voted at the meeting. As of November 14, 1994, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 9,808,992 shares of Common Stock, par value $1.00 per share, each of which entitles the holder to one vote. It is expected that this Proxy Statement and the enclosed proxy will be mailed commencing Wednesday, November 23, 1994.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company has designated Harold M. Marko and Alan E. Schwartz as its nominees for election as directors, to hold office until the Annual Meeting of Stockholders in 1998; Messrs. Marko and Schwartz were elected by the stockholders to their present terms as directors which expire at this meeting.

     It is intended that the shares represented by properly executed proxies in the accompanying form will be voted for such nominees. Although it is anticipated that the nominees will be able to serve, if at the time of the meeting any nominee is unable or unwilling to serve, such shares will be voted at the discretion of the proxies for a substitute nominee. The two individuals receiving the most votes will be elected for the term indicated. The Company expects that its officers and directors who are also stockholders will vote for the nominees set forth below.

     The names of the nominees for election as directors and the directors continuing in office and certain information about them are set forth in the following tabulation:

                       NOMINEES FOR ELECTION AS DIRECTORS
                     (TO BE ELECTED FOR THE TERM INDICATED)

                                                                                                        PERCENTAGE OF
                                                                                                          COMPANY'S
                                                                                    COMMON               OUTSTANDING
                                                                                    SHARES              COMMON SHARES
    NAME AND YEAR                     POSITION AND OFFICES           PROPOSED    BENEFICIALLY        BENEFICIALLY OWNED
    FIRST BECAME                     WITH COMPANY AND OTHER            TERM       OWNED AS OF               AS OF
     A DIRECTOR         AGE           PRINCIPAL OCCUPATION*          EXPIRES     NOV. 14, 1994         NOV. 14, 1994**
- - - ---------------------   ---    -----------------------------------   --------    -------------       -------------------
Harold M. Marko
  (1955).............   69     Chairman Emeritus of the Company...     1998         417,860(1)               4.2
Alan E. Schwartz
  (1960).............   68     Partner, Honigman Miller Schwartz
                               and Cohn, Detroit, Michigan,
                               attorneys..........................     1998         190,300(2)               1.9

                         DIRECTORS CONTINUING IN OFFICE

                                                                                                         PERCENTAGE OF
                                                                                                           COMPANY'S
                                                                                      COMMON              OUTSTANDING
                                                                                      SHARES             COMMON SHARES
    NAME AND YEAR                      POSITION AND OFFICES                        BENEFICIALLY       BENEFICIALLY OWNED
    FIRST BECAME                      WITH COMPANY AND OTHER             TERM       OWNED AS OF              AS OF
     A DIRECTOR         AGE            PRINCIPAL OCCUPATION*           EXPIRES     NOV. 14, 1994        NOV. 14, 1994**
- - - ---------------------   ---    -------------------------------------   --------    -------------      -------------------
Jay A. Alix
  (1992).............   39     President, Jay Alix & Associates,
                               Southfield, Michigan, restructuring
                               and turn-around advisory firm........     1996          24,105             --
Richard P. Kughn
  (1988).............   65     Chairman and Chief Executive Officer,
                               Lionel Trains, Inc., Mount Clemens,
                               Michigan, a manufacturer of electric
                               toy trains and accessories...........     1996          47,756             --
David R. Zimmer
  (1992).............   48     President and Chief Executive Officer
                               of the Company.......................     1996          81,541             --
Lawrence J. Murphy
  (1992).............   52     Executive Vice President and
                               Secretary of the Company.............     1997          37,735             --
Robert G. Stone, Jr.
  (1976).............   71     Chairman of the Board, Kirby
                               Corporation, New York, N.Y., inland
                               and off-shore marine transportation
                               and diesel repair....................     1997           3,375             --

- - - -------------------------
 * The indicated occupations have been held by each director for the past five years, except that: Mr. Marko served as Chairman and Chief Executive Officer of the Company from January, 1986 until April, 1991; Mr. Zimmer served as President and Chief Executive Officer of New Venture Gear, Inc. from January, 1990 until March, 1992 (when he became President of Core Industries Inc), and as Vice President and General Manager-Electronic Products for Acustar, Inc., a subsidiary of Chrysler Corporation, from December, 1988 until January, 1990; and Mr. Murphy served as Vice President-Finance and Secretary of the Company from September, 1986 until October, 1990 (when he became Executive Vice President and Secretary of the Company).

** Ownership percentages not shown if less than 1%.

(1) In addition, 73,700 shares are owned by Mr. Marko's wife, as to which shares Mr. Marko disclaims any beneficial interest.

(2) In addition, 15,471 shares are owned by Mr. Schwartz's wife, as to which shares Mr. Schwartz disclaims any beneficial interest.

     The shares and percentages indicated above include the following number of shares that directors would have the right to acquire within 60 days of November 14, 1994 pursuant to the Company's stock option plans if the options were exercised by them within such period: Mr. Marko -- 26,360 shares; Mr. Schwartz
- - - -- 45,027 shares; Mr. Alix -- 14,105 shares; Mr. Kughn -- 46,756 shares; Mr. Zimmer -- 67,667 shares; and Mr. Murphy -- 27,833 shares.

     All directors named herein have sole voting power and sole investment power with respect to shares of Common Stock beneficially owned.

     All executive officers and directors of the Company as a group beneficially owned 850,850 shares (8.5%) of Common Stock as of November 14, 1994, including 256,082 shares which they have the right to acquire within 60 days of November 14, 1994 pursuant to the Company's stock option plans if the options were exercised by them within such period.

OTHER INFORMATION RELATING TO DIRECTORS

     Mr. Schwartz is a director of the following corporations: Comerica Incorporated; The Detroit Edison Company; Handleman Company; Howell Industries, Inc.; Pulte Corporation; and Unisys Corporation.

     Mr. Kughn is the Chairman of the Board of Directors and Chief Executive Officer of Lionel Trains, Inc. and a director of AAA Michigan.

     Mr. Murphy is a director of Jabil Circuit, Inc.

     Mr. Stone is a director of the following corporations: BHP Petroleum Corporation; The Chubb Corporation; Corning Incorporated; First Boston Investment Funds, Inc.; The Japan Fund, Inc.; The Pittston Company; Russell Reynolds Associates, Inc.; various funds managed by Scudder, Stevens & Clark, Inc.; Tandem Computers; and Tejas Gas Corporation. Mr. Stone is also a Fellow of Harvard College.

     During the fiscal year ended August 31, 1994, the Board of Directors held six meetings. All of the directors attended at least 75 percent of their respective board and committee meetings.

     The Company has a standing Audit Committee. The members of the Audit Committee are Jay A. Alix and Richard P. Kughn. During fiscal 1994, the Audit Committee held three meetings. The duties of the Audit Committee include recommending to the Board of Directors annually the appointment of the independent auditors; reviewing with the independent auditors the scope and results of the audit; reviewing the independent auditors' fees, including fees for professional services unrelated to the audit; and reviewing with the independent auditors and management the adequacy of the Company's accounting and financial controls.

     The Company has a standing Compensation Committee. The members of the Compensation Committee are Alan E. Schwartz and Robert G. Stone, Jr. During fiscal 1994, the members of the Compensation Committee held three meetings as well as informal discussions in lieu of formal committee meetings. The duties of the Compensation Committee are: recommending to the Board of Directors the compensation arrangements for senior management and directors; and recommending to the Board compensation plans in which officers or directors are eligible to participate.

     The Company has a standing Executive Committee. The members of the Executive Committee are Harold M. Marko, Alan E. Schwartz and David R. Zimmer. During fiscal 1994, the Executive Committee held twelve meetings. The Executive Committee has and may exercise the authority of the Board of Directors in the management of the business of the Company between the meetings of the Board of Directors.

     The Company has a standing Nominating Committee. All of the members of the Board of Directors serve as the Nominating Committee. The Nominating Committee considers the performance of incumbent directors and recommends to the stockholders nominees for election as directors. During fiscal 1994, the members of the Nominating Committee held informal discussions in lieu of formal committee meetings. The Nominating Committee will consider nominees for directors recommended by stockholders, which recommendations should be submitted to the Chairman of the Nominating Committee at the Company's executive office at 500 North Woodward Avenue, Bloomfield Hills, Michigan 48304, no later than July 26, 1995.

     During the fiscal year ended August 31, 1994, the Company engaged Jay Alix & Associates, of which Jay A. Alix, a director of the Company, is President, to provide professional services to the Company. Management of the Company believes that all such services were provided by Jay Alix & Associates on an arms-length basis.

PRINCIPAL BENEFICIAL OWNERS

     The only person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock is as follows:

                                                                           SHARES BENEFICIALLY
                                                                                OWNED(1)
                                                                        -------------------------
                                                                                         PERCENT
                           NAME AND ADDRESS                              NUMBER         OF CLASS
- - - ----------------------------------------------------------------------  --------        ---------
State of Wisconsin Investment Board...................................   511,600          5.2%
P.O. Box 7842
Madison, Wisconsin 53707

- - - -------------------------
(1) Based upon information as of August 31, 1994 obtained from the stockholder. The stockholder has sole voting power and sole investment power over such shares.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth information for each of the fiscal years ending August 31, 1994, 1993 and 1992 concerning the compensation of the Company's President and Chief Executive Officer and of the next four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL
                                          COMPENSATION(1)
    NAME AND PRINCIPAL       FISCAL    ---------------------      RESTRICTED STOCK
         POSITION             YEAR     SALARY($)    BONUS($)(2)     AWARDS($)(3)      OPTIONS(#)       OTHER
- - - --------------------------   ------    ---------    --------      ----------------    ----------    -----------
David R. Zimmer...........    1994     $ 291,667    $152,015          $ 98,471           83,000         --
  President and Chief         1993       275,000     105,000                --               --         --
  Executive Officer(4)        1992       132,564          --                            100,000         --
Lawrence J. Murphy........    1994       190,000      84,311                --           46,000         --
  Executive Vice President    1993       180,000      51,000            64,449               --         --
  and Secretary               1992       165,673          --                --               --         --
Raymond H. Steben, Jr.....    1994       145,000      53,740                --           30,000         --
  Vice                        1993        30,301       6,042            10,823               --         --
  President -- Finance and    1992            --          --                --               --         --
  Chief Financial
  Officer(5)
James P. Dixon............    1994       137,000      43,517                --           14,000     $62,888(6)
  Vice President --           1993       134,667      37,400            49,048               --         --
  Marketing                   1992       130,000          --                --               --         --
Thomas G. Hooper..........    1994       108,333      34,936                --           12,000         --
  Treasurer and Controller    1993       105,000      21,000            37,601               --         --
                              1992        98,817          --                --               --         --

- - - -------------------------
(1) Other annual compensation, which was less than the lesser of $50,000 or 10% of the individual's bonus and salary, is not shown.

(2) Inclusive of $81,215, $36,536, $23,290, $18,854 and $15,136 awarded to the five named individuals, respectively, in 1994 in unrestricted common stock of the Company as part of the earned annual bonus.

(3) Restricted stock awarded in fiscal year 1993, with restrictions that lapse on September 1, 1996.

(4) Mr. Zimmer was employed by the Company and appointed President and Chief Executive Officer on March 31, 1992.

(5) Mr. Steben was employed by the Company and appointed Vice
     President -- Finance and Chief Financial Officer on June 16, 1993.

(6) Mr. Dixon relocated his household during the fiscal year. Of the amount shown, $58,382 is relocation reimbursement agreed to in fiscal year 1990.

  Option Grants in Last Fiscal Year

     The Core Industries 1993 Performance Incentive Plan approved by shareholders provides for the granting of stock options with respect to Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE
                                          % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                             NUMBER OF      OPTIONS                                     STOCK PRICE APPRECIATION
                             SECURITIES   GRANTED TO    EXERCISE OR                        FOR OPTION TERM(2)
                             UNDERLYING  EMPLOYEES IN    BASE PRICE    EXPIRATION   --------------------------------
           NAME               OPTIONS     FISCAL YEAR   ($/SHARE)(1)      DATE      0%($)     5%($)        10%($)
- - - --------------------------   ----------  -------------  ------------   ----------   -----  -----------  ------------
David R. Zimmer...........     83,000         36.2%       $13.3125      11/08/03      0    $   694,889  $  1,760,985
Lawrence J. Murphy........     46,000         20.1         13.3125      11/08/03      0        385,119       975,968
Raymond H. Steben, Jr.....     30,000         13.1         13.3125      11/08/03      0        251,165       635,501
James P. Dixon............     14,000          6.1         13.3125      11/08/03      0        117,210       297,034
Thomas G. Hooper..........     12,000          5.2         13.3125      11/08/03      0        100,466       254,600
Total Stockholders(3).....      --          --              --            --          0     82,122,448   208,114,406

- - - -------------------------
(1) Vesting of the options, i.e. the right to exercise, initially depends upon accelerated growth in the market value of the Company's stock. One-third of the granted options vested during the fiscal year as the stock averaged greater than $15.31 for 30 calendar days before November 8, 1996. Another one-third will vest if the stock averages greater than $17.61 for 30 calendar days before November 8, 1996 and the final one-third will vest if the stock averages $20.25 for 30 calendar days before the same date. Any options that fail to become exercisable under these provisions will vest
    9 1/2 years from the grant date.

(2) "Potential realizable value" is disclosed in response to SEC rules which require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted by stockholders as, representations or projections of future value of the Company's stock.

(3) To lend perspective to the illustrative "potential realizable value," if the Company's stock price increased five percent or 10 percent per year from $13.3125, the exercise price for the options awarded in fiscal year 1994, for 10 years from November 9, 1993 (disregarding dividends and assuming for purpose of the calculation a constant number of shares outstanding), the total increase in the value of all shares outstanding at November 9, 1993, is shown above as "potential realizable value" for all of the Company's stockholders ("Total Stockholders").

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended August 31, 1994 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of August 31, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS
                               SHARES                       OPTIONS AT FY END(#)         AT FISCAL YEAR END($)
                              ACQUIRED       VALUE      ----------------------------  ----------------------------
           NAME             ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - - --------------------------- ------------  -----------   ------------  --------------  ------------  --------------
David R. Zimmer............     --           --            67,667         115,333       $172,500       $258,750
Lawrence J. Murphy.........     --           --            27,833          30,667         --            --
Raymond H. Steben, Jr......     --           --            12,667          25,333          3,333          6,667
James P. Dixon.............     --           --             6,667           9,333         10,500        --
Thomas G. Hooper...........     --           --             9,000           8,000         --            --

  Pension Table

     The Company has a tax-qualified Defined Benefit Pension Plan and a nonqualified Benefit Equalization Plan, both of which cover salaried employees of corporate headquarters and of certain divisions. The Defined Benefit Pension Plan provides pension and disability benefits for covered employees. Employees with five or more years of service are entitled to annual pension benefits beginning at normal retirement age (65). The annual retirement benefit is equal to 1.25% of the employee's final average compensation (substantially the same as Annual Compensation as reported in the above Summary Compensation Table) plus .65% of the employee's final average compensation in excess of the Social Security taxable wage base multiplied by the employee's years of service. In no event may the retirement benefit exceed 65% of the final average compensation. The unfunded Benefit Equalization Plan provides for the payment of additional amounts to covered employees so that the total amount paid will equal the pension benefit which would have been calculated under the Defined Benefit Pension Plan formula without regard to the limitations added to the Defined Benefit Pension Plan to conform to Section 415 of the Internal Revenue Code of 1986. The following table shows estimated annual retirement benefits payable under both plans to an employee at normal retirement age of 65 on a single life annuity basis assuming a Social Security taxable wage base of an employee currently age 60:

   FINAL                                                  YEARS OF SERVICE
  AVERAGE                             --------------------------------------------------------
COMPENSATION                             15          20          25          30          35
- - - ------------                          --------    --------    --------    --------    --------
  $125,000..........................  $ 32,876    $ 43,834    $ 54,793    $ 65,751    $ 76,710
  150,000..........................     40,001      53,334      66,668      80,001      93,335
  175,000..........................     47,126      62,834      78,543      94,251     109,960
  200,000..........................     54,251      72,334      90,418     108,501     126,585*
  225,000..........................     61,376      81,834     102,293     122,751*    143,210*
  250,000..........................     68,501      91,334     114,168     137,001*    159,835*
  300,000..........................     82,751     110,334     137,918*    165,501*    193,085*
  350,000..........................     97,001     129,334*    161,668*    194,001*    226,335*
  400,000..........................    111,251     148,334*    185,418*    222,501*    259,585*
  450,000..........................    125,501*    167,334*    209,168*    251,001*    292,500*
  500,000..........................    139,751*    186,334*    232,918*    279,501*    325,000*

- - - -------------------------
* Section 415 of the Internal Revenue Code limits the benefits which can be paid from any funded pension plan that qualifies for federal tax exemption. The amount for calendar year 1994 is $118,800.

     The credited years of service under the Company's pension plans to each of the persons named above are: David R. Zimmer-2 years; Lawrence J. Murphy-13 years; Raymond H. Steben, Jr.-1 year; James P. Dixon-4 years; and Thomas G. Hooper-13 years.

  Compensation of Directors

     The current standard arrangement for compensation of directors is as follows: officers of the Company who are directors do not receive any additional compensation for services as a director. Each director who is not an officer of the Company receives a director fee in the annual amount of $11,000 plus $1,500 for each board meeting attended up to a maximum of $13,500 in meeting fees. There are six regularly scheduled board meetings per year. An additional sum of $1,000 per meeting is paid for attendance at a committee meeting if such meeting falls on a day on which a meeting of the entire Board of Directors is not held. Non-employee directors may elect to defer compensation for services as a director until the person ceases to be a director. All deferred amounts are held in the general funds of the Company and bear interest at the prime rate from the date such fees would otherwise be paid. Four directors have elected to defer their compensation pursuant to this plan.

     The non-employee directors of the Company are eligible to participate in the Company's 1991 Director Discounted Stock Option Plan, which was approved by the stockholders on January 12, 1993. Under that Plan, directors may elect to receive stock options exercisable at either 50% or 75% of market value on each January 1 in lieu of director fees payable in cash. The number of options granted annually is that number of options which provides aggregate discount from market value equal to the cash fees forfeited. Under the Plan, 200,000 shares were reserved for issuance. Three of the Company's directors elected to participate in the 1991 Director Discounted Stock Option Plan in fiscal 1994, and stock options for a total of 15,731 shares (exercisable at $11.1563 per share) were granted to them in fiscal 1994. All such options have a term of 10 years, and none had been exercised as of August 31, 1994.

  Compensation Committee Interlocks and Insider Participation

     All the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company or its subsidiaries. No executive officer of the Company serves as a member of the board of directors or on the compensation committee of a corporation for which any of the directors on the Compensation Committee or the Board of Directors is an executive officer.

     Alan E. Schwartz, a director of the Company and a member of the Compensation Committee, is a partner in the law firm of Honigman Miller Schwartz and Cohn. The Company used the services of this firm during fiscal 1994 and continues to use the firm's services as to certain matters in fiscal 1995. The Company may retain the firm further should its legal expertise be appropriate in meeting particular legal needs. Work done for the Company in fiscal 1994 accounted for less than one-third of one percent (.33%) of Honigman Miller Schwartz and Cohn's annual revenues.

                      REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION AND ORGANIZATION

     The Compensation Committee of the Board of Directors, composed entirely of non-employee directors, reviews and develops compensation programs for key management, evaluates executive performance, administers the Company's compensation programs, and makes recommendations as to compensation matters to the full Board of Directors. The Committee has retained an independent consultant to assist it in assessing the appropriateness of the Company's compensation programs.

GENERAL POLICIES

     The primary objectives of the Company's executive compensation programs are: 1) to attract and retain highly capable executives to manage the Company's businesses; 2) to offer appropriate incentives to achieve the goals and objectives of the Company and, in particular, to enhance stockholder value; and
3) to encourage stock ownership by the Company's executives to further enhance the mutuality of interests with stockholders.

     The Compensation Committee implements this policy with a compensation program consisting of three components: base salaries, annual incentive bonuses, and stock option grants. These elements, as well as the basis for the compensation awarded to Mr. Zimmer, are described below.

     Base Salary. The initial element of executive compensation is base salary. Annual base salary is determined for each of the Company's key executives based upon experience, sustained performance in leadership and accomplishment, and an evaluation of the responsibilities of the position held by the executive. Included in this evaluation is a comparison to comparable positions at similarly sized diversified manufacturing companies. The Committee expects that base salaries will typically range near the midpoint of survey data with a slight bias to being short of the midpoint. It is anticipated that the annual and long term incentives will provide an appropriate opportunity for above average compensation dependent upon performance.

     Annual Incentive Awards. The second component of each key executive's compensation is participation in the Company's Annual Incentive Plan. The Committee's policy is to provide management with a significant incentive opportunity linked to achieving the Company's annual financial and operational goals, all of which are intended to increase stockholder value. It is the intention of the Committee that a higher percentage of total annual compensation be incentive related than in comparable companies. In addition, the stockholders approved a proposal last year (the 1993 Stock Bonus Plan) to allow management to predesignate a portion of the prospective annual incentive to be paid in Common Stock of the Company, valued at fair market as of a date determined by the Committee. The Committee believes that this feature will encourage stock ownership by the executives and more closely link their interests to stockholder value.

     In 1994, management's opportunity to earn incentive awards was dependent upon the Company's achievement of net earnings relative to standards set by the Committee. The officers of the Company earned approximately 65% of the possible 1994 award, of which the officers had previously chosen to designate 50% to 100% to be paid in Company stock. Per the plan, the designation occurred before November 15, 1993. The value of the stock was $13.8125 per share on the designation date. The value of the awarded stock was $10.5625 per share on the payment date, resulting in management experiencing a 23.5% loss on the stock element of the bonus.

     For fiscal 1995 and beyond, the Committee has established goals predicated upon economic value added (EVA) and earnings per share. The purpose of using EVA is to provide incentive compensation to certain key employees, including all of the senior executives, in a form which relates the financial reward to an increase in the value of the corporation to its stockholders. EVA is an internal measure of operating profits, less taxes and after deducting a charge for the capital employed to generate the profits. Extensive empirical stock market research has demonstrated that EVA has a strong correlation with stockholder value. The capital charge is intended to represent the return expected by the providers of the Company's capital. It is the weighted average cost of equity capital and after-tax debt capital. The cost of equity is based on a 30 year Treasury Bond yield plus the product of the average equity risk premium and the business risk index for the Company. A further feature of the plan is that management will be rewarded for continuous increases in EVA and penalized for decreases. As a result, the Committee believes that the Company has further aligned the financial interests of the management with those of the Company's stockholders.

     Long Term Incentives. As previously indicated, the Committee believes that stock ownership by executives and compensation plans that foster alignment of management's interests with those of stockholders is in the mutual interest of both stockholders and management. Accordingly, the 1993 Performance Incentive Plan was ratified by the stockholders in fiscal 1994. The plan is designed to provide executives with stock options as an additional incentive to maximize stockholder value. During fiscal 1994 the Committee granted options to purchase Company stock to the executives as reflected in the "Option Grants in Last Fiscal Year" table. A key feature of the options, which were granted at market value, is the provision under which they may be exercised. The value of the Company's stock must grow 15% and maintain that value for 30 calendar days during the first three years following the grant for one-third of the grant to become eligible for exercise by the executive. The Company's stock must increase in value another 15% (or 32% in total) during the first three years following the grant for the second one-third of the grant to be exercisable. Finally, the Company's stock must increase in value another 15% (or 52% in total from the grant price during the three year period) for the final one-third to become exercisable. If the value of the stock fails to increase as specified in the three years, the right to exercise the options is deferred to not sooner than nine and one-half years from the date of grant. During fiscal 1994, the market value of the Company's stock averaged greater than $15.31 for over thirty days, the required period of time for the first one-third of the grants to become exercisable.

The value of the Company's stock must average greater than $17.61 and $20.25 for more than 30 days before November 8, 1996 for the second and third tranches to become eligible for exercise by the executives. The Committee believes this arrangement clearly links management's interest with the stockholders'. In addition, the Committee believes this program requires significantly more performance from management, who therefore have more at risk than their counterparts in most other companies.

     Chief Executive Officer Compensation. Mr. Zimmer's base compensation for the 1994 fiscal year was $291,667, a 6.1% increase from the prior year. The Committee believes this base compensation to be consistent with its philosophy of maintaining base salaries slightly below the median range for comparably sized diversified manufacturing companies, and thereby placing a somewhat higher percentage of Mr. Zimmer's total compensation dependent directly upon performance. In addition, Mr. Zimmer was awarded a bonus of $152,015, of which $70,800 was paid in cash and $81,215 was awarded in the Company's common stock. The basis of the award was directly related to specific earnings per share objectives and achievement against those objectives. As part of the choice provided to the Company's officers under the 1993 Stock Bonus Plan, Mr. Zimmer had predesignated 60% of any award be paid in unrestricted stock of the Company. Because the Company's stock declined in value between the designation and award dates, Mr. Zimmer's award was reduced by $24,985 relative to what it would have been had he not accepted the market risk accepted by stockholders. Under the 1993 Performance Incentive Plan, Mr. Zimmer was granted an option for 83,000 shares of Company stock at market value of $13.3125 on the day of grant. As previously discussed, the exercisability of these options prior to 9 1/2 years from grant date depends upon significant improvement in the price of the Company's stock. The number of options granted Mr. Zimmer was based in part upon a review of total compensation in other companies. However, with the stock price improvement proviso for exercisability, we believe these options are significantly more at risk than options generally granted by other companies.

     In total, we believe Mr. Zimmer's compensation package is competitive, but significantly more at risk based upon performance in terms of EVA, earnings per share, and stock value. In short, his actual compensation is highly tied to value being added to the Company's stockholders. Mr. Zimmer did not participate in the approval of his own compensation, but he did participate in the discussion of Company performance and he made recommendations concerning the compensation of executives reporting to him.

                                          By The Compensation Committee

                                          Alan E. Schwartz
                                          Robert G. Stone, Jr.

PERFORMANCE GRAPHS

     The following graphs compare the cumulative stockholder return for the Company's common stock with the cumulative total return of the Standard & Poor's 500 Composite Index and the Standard & Poor's Diversified Manufacturers Index for the past five and three years.

                         INDEXED FIVE YEAR TOTAL RETURN

                    Index Points - 8/31/89 through 8/31/94

                                                                                            Compound
                            1989       1990      1991      1992       1993       1994        Return

Core Industries            100         70         61        73        134        104           0.7%
S&P Diversified Mfr.       100         91        115       114        143        160           9.8%
S&P 500                    100         95        121       130        150        158           9.6%

                        INDEXED THREE YEAR TOTAL RETURN


                    Index Points - 8/31/90 through 8/31/94

                                                                                Compound
                             1991         1992         1993         1994         Return
Core Industries              100          120          221          170          19.3%
S&P Diversified Mfr.         100           98          124          138          11.4%
S&P 500                      100          108          124          131           9.5%

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Board of Directors of the Company engaged Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the fiscal year ending August 31, 1994. The selection of auditors by the Board was made upon the recommendation of the Audit Committee of the Board. The Audit Committee will make a recommendation to the Board of Directors with respect to the fiscal year ended August 31, 1995 in due course.

     Coopers & Lybrand L.L.P. have been independent auditors for the Company since 1994. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     On January 11, 1994, the Company's Board of Directors, acting upon the recommendation of the Company's Audit Committee of the Board of Directors, selected Coopers & Lybrand L.L.P. to replace Deloitte & Touche L.L.P. as its certified public accountants. Deloitte & Touche L.L.P. was replaced as the Company's certified public accountants as of that date.

     The reports of Deloitte & Touche L.L.P. on the Company's financial statements for the two fiscal years prior to its dismissal did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified as to uncertainty, audit scope or accounting principles. There were no disagreements with Deloitte & Touche L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the Company's two fiscal years, or any subsequent interim period, preceding the dismissal of Deloitte & Touche L.L.P. None of the kinds of events listed in Item 304(a)(1)(v) of Regulation S-K occurred within the Company's two fiscal years, or any subsequent interim period, preceding the dismissal of Deloitte & Touche L.L.P.

                            EXPENSES OF SOLICITATION

     All expenses of soliciting proxies for the Annual Meeting, including the preparing, assembling and mailing of this Proxy Statement and the additional material furnished the stockholders herewith, will be borne by the Company. The Company will also reimburse brokers and other nominees for their services in forwarding proxy materials to principals. In addition to the use of the mails, proxies may be solicited by telephone, personal interviews and otherwise.

                                 OTHER BUSINESS

     Management is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the persons entitled to vote the shares represented by such proxies, discretionary authority to vote the same in respect to any such other matter in accordance with their best judgment.

     Stockholder proposals intended to be presented at the 1996 Annual Meeting must be received by the Company at its principal executive offices for inclusion in the 1996 Proxy Statement no later than July 26, 1995.

                                          For the Board of Directors

                                          LAWRENCE J. MURPHY
                                          Executive Vice President and Secretary

November 23, 1994

- - - --------------------------------------------------------------------------------

PROXY                                                                    PROXY

                             CORE INDUSTRIES INC

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 10, 1995


        The undersigned Stockholder of Core Industries Inc hereby appoints Jay
A. Alix and Lawrence J. Murphy and each of them, proxies, with power of substitution, to vote at the Annual Meeting of Stockholders of said Company to be held at the Northfield Hilton, 5500 Crooks Road at I-75, Troy, Michigan on Tuesday, January 10, 1995 at 10:30 a.m., EST, or at any postponement or adjournment thereof.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)


- - - --------------------------------------------------------------------------------

- - - ----------------------------------------------------------------------------------------------------------------------------------
                                                        CORE INDUSTRIES INC
                           PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / X /
                                                                       FOR ALL
                                                      FOR   WITHHOLD   EXCEPT NOMINEE(S) WRITTEN BELOW
1. ELECTION OF DIRECTORS --                           / /     / /       / /
   Nominees: Harold M. Marko and Alan E. Schwartz                              ---------------------------------------------------
                                                                               2. In the discretion of the proxies, in the
                                                                                  transaction of such other business which may
                                                                                  properly come before this meeting; all as
                                                                                  described in the Notice of 1994 Annual
                                                                                  Meeting of Stockholders and related Proxy
                                                                                  Statement.

                                                                               THE BOARD OF DIRECTORS FAVORS A VOTE FOR ITEM 1. THE
                                                                               SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS
                                                                               DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, THOSE
                                                                               SHARES WILL BE VOTED FOR SUCH ITEM.

                                                                                            DATED:___________________________, 1994
                                                                               SIGNATURE(S) _______________________________________
                                                                               ____________________________________________________
                                                                               PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN
                                                                               SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.
                                                                               WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                                                               TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
                                                                               IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME
                                                                               BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A
                                                                               PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY
                                                                               AUTHORIZED PERSON.

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